Exhibit 99.1

Contacts:
John McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8500	360-668-3701
john.mclaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces First Quarter 2012 Financial Results

INCLINE VILLAGE, NV, May 3, 2012 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2012.

Royalty revenues for the first quarter of 2012 increased five percent over the same period of 2011. Total revenues for the first quarter of 2012 were $77.3 million, compared to $83.3 million for the same period of 2011. Total revenue for the first quarter of 2011 included a one-time settlement payment of $10 million from UCB Pharma.

Royalty revenues for the first quarter of 2012 are based on fourth quarter 2011 product sales by PDL’s licensees. The growth in royalty revenues was driven primarily by increased royalties from fourth quarter 2011 sales of Herceptin®, which is marketed by Genentech and Roche, Lucentis® and Xolair®, which are marketed by Genentech and Novartis, and Tysabri®, which is marketed by Elan and Biogen Idec.  Royalty revenue for the first quarter is net of payments made under our February 2011 settlement agreement with Novartis Pharma AG.

General and administrative expenses for the first quarter of 2012 were $6.9 million, compared with $5.8 million in the same period of 2011. The increase in expenses is mainly due to expenses incurred with the tender offer and exchange transactions for the 2.875% Series 2012 Convertible Senior Notes due February 15, 2015 (Series 2012 Notes) and our efforts to acquire new royalty assets.

Net income for the first quarter of 2012 was $40.2 million, or $0.29 per diluted share as compared with net income of $44.5 million, or $0.25 per diluted share in the comparable quarter of 2011. Adjusting for the non-cash interest expense associated with our Series 2012 Notes and 3.75% Convertible Senior Notes due 2015 (May 2015 Notes), non-GAAP net income for the first quarter of 2012 was $41.8 million, or $0.30 per diluted share, compared to non-GAAP net income of $44.5 million, or $0.25 per diluted share for the same period of 2011.

Net cash provided by operating activities in the first quarter of 2012 was $17.9 million, compared with net cash used in operating activities of $13.2 million for the first quarter of 2011. At March 31, 2012, PDL had cash, cash equivalents and investments of $192.5 million, compared with $227.9 million at December 31, 2011.

Recent Developments

2012 Dividends
On January 18, 2012, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 14, June 14, September 14 and December 14 of 2012 to stockholders of record on March 7, June 7, September 7 and December 7 of 2012, the record dates for each of the dividend payments, respectively. On March 14, 2012, PDL paid the first quarterly dividend to stockholders of record totaling $21 million using earnings generated in the first quarter of 2012 and cash on hand.

Exchange and Retirement of Convertible Notes
In January and February 2012, PDL completed public and privately negotiated exchange transactions whereby the Company exchanged and subsequently retired $179.0 million aggregate principal amount, representing over 99 percent of the 2.875% Convertible Senior Notes due February 15, 2015 (February 2015 Notes), for $179.0 million aggregate principal amount of new 2.875% Series 2012 Notes, and by doing so, eliminated 27.8 million shares of potential dilution to our stock holders.  In the public exchanges, PDL made one-time cash payments of $5.00 for each $1,000 principal amount tendered for a total cash incentive payment of $0.8 million. As of March 31, 2012, $1.0 million of the February 2015 Notes and $179.0 million of the Series 2012 Notes were outstanding.

Revenue Guidance for 2012
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Second quarter 2012 revenue guidance will be provided in early June.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, May 3, 2012.

To access the live conference call via phone, please dial (877) 677-9122 from the United States and Canada or (708) 290-1401 internationally. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 10, 2012, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 75297323.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Royalties	$77,344	$73,336
License and other	-	10,000
Total revenues	77,344	83,336

General and administrative expenses	6,945	5,779
Operating income	70,399	77,557

Non-operating expense, net
Interest and other income	90	175
Interest expense	(8,700)	(9,154)
Non-operating expense, net	(8,610)	(8,979)
Income before income taxes	61,789	68,578
Income tax expense	21,605	24,033

Net income	$40,184	$44,545

Net income per share
Basic	$0.29	$0.32
Diluted	$0.29	$0.25

Cash dividends declared per common share	$0.60	$0.60

Weighted average shares outstanding
Basic	139,680	139,640
Diluted	140,204	184,954

PDL BIOPHARMA, INC.
RECONCILIATION OF GAAP FINANCIAL INFORMATION TO NON-GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011

Net income	$40,184	$44,545
Add Back:
Amortization of Series 2012 Notes and May 2015 Notes debt discount, net of estimated taxes	1,596	-
Non-GAAP net income	41,780	44,545

Add back interest expense for implied conversion of convertible notes included in determination of fully diluted shares, net of estimated taxes	27	1,275

Non-GAAP income used to compute non-GAAP net income per diluted share	$41,807	$45,820

Shares used to compute non-GAAP net income per diluted share	140,204	184,954

Non-GAAP net income per diluted share	$0.30	$0.25

PDL BIOPHARMA, INC.
GENERAL AND ADMINISTRATIVE EXPENSE DATA
(Unaudited)
(In thousands)

	Three Months Ended March 31,
(Dollars in thousands)	2012	2011
Compensation and benefits	$1,124	$942
Legal expense	3,529	3,495
Professional services	1,029	568
Stock-based compensation	204	50
All Other	1,059	724
Total general and administrative expenses	$6,945	$5,779

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31, 2012	December 31, 2011
Cash, cash equivalents and investments	$192,512	$227,946
Total assets	$234,963	$269,471
Non-recourse notes payable	$69,531	$93,370
Convertible notes payable	$302,241	$316,615
Total stockholders' deficit	$(243,780)	$(204,273)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
Net income	$40,184	$44,545
Adjustments to reconcile net income to net cash provided by operating activities	6,215	2,409
Changes in assets and liabilities	(28,503)	(60,106)
Net cash provided by operating activities	$17,896	$(13,152)

PDL BIOPHARMA, INC.
MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALES
(Unaudited)

		Three Months Ended
		March 31,
		2012	2011
Avastin
	% Ex-U.S. Sold	57%	56%
	% Ex-U.S.-based Manufactured and Sold	27%	19%
Herceptin
	% Ex-U.S. Sold	70%	71%
	% Ex-U.S.-based Manufactured and Sold	35%	40%
Lucentis
	% Ex-U.S. Sold	60%	57%
	% Ex-U.S.-based Manufactured and Sold	0%	0%
Xolair
	% Ex-U.S. Sold	40%	39%
	% Ex-U.S.-based Manufactured and Sold	40%	39%